Exhibit 5.1

[Letterhead of AmTrust Financial Services, Inc.]

September 22, 2010

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, NY 10038

Re: Registration Statement on Form S-3 filed by AmTrust Financial Services, Inc.

Ladies and Gentlemen:

As General Counsel and Secretary for AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), I have acted as counsel in connection with the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of one or any combination of (i) debt securities, in one or more series (the “Debt Securities”); (ii) shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”); (iii) shares of preferred stock, $0.01 par value per share, of the Company, which may be convertible into shares of Common Stock or other securities (the “Preferred Stock”); (iv) warrants to purchase Debt Securities, Common Stock or Preferred Stock (the “Warrants”) at indeterminate prices and (v) units consisting of more than one of the foregoing securities listed in (i) through (iv) (the “Units”).

In rendering these opinions, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, I am of the opinion that:

1.
The Debt Securities and Warrants, upon the issuance and sale thereof in the manner contemplated in the Registration Statement and indentures referenced therein, as applicable, and upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

2.
The Common Stock and Preferred Stock, each of which have been duly authorized, will be validly issued, fully paid and nonassessable upon the issuance and sale thereof in the manner contemplated in the Registration Statement and upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or a duly authorized committee thereof) may determine.

3.
When (i) the terms of the issuance and sale of the Units shall have been duly authorized by all necessary corporate action by the Company’s Board of Directors, (ii) the Common Stock and Preferred Stock that are components of any Units are validly issued, fully paid and nonassessable, and (iii) the Debt Securities and Warrants that are components of any Units constitute valid and binding obligations of the Company enforceable against it in accordance with their terms, such Units will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

In rendering the foregoing opinions, I have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any securities thereunder); (ii) a prospectus supplement describing each class or series of securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of securities will have been established in accordance with the authorizing resolutions of the Company’s Board of Directors (or an authorized committee thereof), the Company’s Amended and Restated Certificate of Incorporation, as amended, and applicable law; (iv) the Company will issue and deliver the securities in the manner contemplated in the Registration Statement and any securities, including the Common Stock or Preferred Stock issuable upon conversion, exchange, or exercise of any other security, will have been duly authorized and reserved for issuance from the applicable class of capital stock of the Company, in each case within the limits of such class of capital stock then remaining authorized but unreserved and unissued; (v) the resolutions authorizing the Company to issue, offer and sell the securities will have been adopted by the Company’s Board of Directors (or an authorized committee thereof) and will be in full force and effect at all times at which the securities are offered or sold by the Company; and (vi) all securities will be issued in compliance with applicable federal and state securities laws.

With respect to any securities consisting of any series of Debt Securities, I have further assumed that: (i) an indenture with respect to such Debt Securities will have been duly executed and delivered by the Company and the applicable trustee in a form approved by us, and such indenture will have been qualified under the Trust Indenture Act of 1939, as amended; (ii) all terms of such Debt Securities not provided for in the applicable indenture will have been established in accordance with the provision of the applicable indenture and reflected in appropriate documentation approved by us and, if applicable, duly executed and delivered by the Company and the applicable trustee; (iii) such Debt Securities will be duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable indenture; and (iv) the interest rate on any such Debt Securities will not be higher than the maximum lawful rate permitted from time to time under applicable law.

With respect to any securities consisting of Preferred Stock, I have further assumed that the Company will issue and deliver the shares of the Preferred Stock being issued and delivered after the filing with the Secretary of State of the State of Delaware a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, establishing the designations, preferences and rights of the class or series of the Preferred Stock being issued and delivered.

My opinions regarding Debt Securities, Warrants and Units are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors' rights generally; and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

In rendering the foregoing opinions, my examination of the matters of law has been limited to, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

I hereby consent to the filing of this legal opinion as Exhibit 5.1 to the Registration Statement and to the reference to myself under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stephen B. Ungar

General Counsel and Secretary